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                 Caremark International Inc. and Subsidiaries


Exhibit 11.1 - Computation of Primary Earnings per Common and Common Equivalent
               Share

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         (Unaudited - in millions,                                    Three months ended
            except per share data)                                         March 31
                                                                      ------------------

                                                                       1996      1995
                                                                      ------------------

         Earnings
           Income from continuing operations                           $ 18.5    $ 13.1
           Operating loss from discontinued operations, net of taxes    (68.9)     (2.6)
           Gain on sale of discontinued operations, net of taxes          2.1      10.9
                                                                       ----------------
           Net income (loss)                                           $(48.3)   $ 21.4
                                                                       ================

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         Shares
           Weighted average number of common
             shares outstanding                                          73.8      71.5
           Additional shares assuming conversion
             of stock options, stock purchase plan
             subscriptions and contingent stock rights                    3.3       2.2
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           Weighted average common and common
             equivalent shares outstanding                               77.1      73.7
                                                                       ================



         Primary earnings per common and
             common equivalent share  (a)
           Income from continuing operations                           $ 0.24    $ 0.18
           Operating loss from discontinued operations, net of taxes   $(0.89)   $(0.04)
           Gain on sale of discontinued operations, net of taxes       $ 0.03    $ 0.15
           Net income (loss)                                           $(0.63)   $ 0.29

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

(a) Earnings per share for net income may not equal the sum of respective earnings per share amounts for continuing and discontinued operations due to rounding.